EXHIBIT 10.3

MONSANTO COMPANY 2005 LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED AS

OF JANUARY 24, 2012)

Terms and Conditions of Restricted Share Grant to Non-Employee Director [Elective Retainer Amount]

To

You have elected to receive an Award of Restricted Shares (the “Restricted Shares”) under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012) (the “Plan” and, together with the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan, the “Plans”). The Grant Date and the number of Restricted Shares covered by this Award are set forth in the document you have received entitled “Restricted Shares Statement.” The Restricted Shares Statement and these Terms and Conditions collectively constitute the Award Certificate for the Restricted Shares, and together with the Plans, describe the provisions applicable to the Restricted Shares.

1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Shares Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.

2. Delivery of Restricted Shares. (a) As of the Grant Date, the Restricted Shares have been registered in your name in a book-entry account maintained by Computershare Shareowner Services LLC, the Company’s transfer agent. This registration constitutes delivery of the Restricted Shares to you for all purposes. This book-entry account indicates that the Restricted Shares are subject to these Terms and Conditions.

(b) Until such time (if any) as the Restricted Shares vest, you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of them. Any attempt on your part to dispose of the Restricted Shares will result in their being forfeited. However, you shall have all other rights of a shareowner of the Company with respect to the Restricted Shares, including the right to vote such stock at any meeting of the shareowners of the Company and the right to receive all dividends and other distributions declared and paid with respect to the Restricted Shares (“Dividends”). If any of the Restricted Shares are forfeited before vesting, then (i) you shall not receive any Dividends for which the record date is after the day after such forfeiture occurs, and (ii) from and after the day after such forfeiture occurs, you shall no longer have any other rights as a shareowner with respect to the Restricted Shares.

3. Vesting. The Restricted Shares shall vest on the last day of each of the [12] months immediately following the Grant Date, as follows: (i) [10] installments of [XXX] Restricted Shares each, with each installment vesting on the last day of each of the [10] months immediately following the Grant Date, with the first installment vesting on [September 30, 201X] and the last installment vesting on [June 30, 201X], and (ii) [two] installments of [XXX] Restricted Shares each, with each installment vesting on the last day of each month, with the first installment vesting on

[July 31, 201X] and the last installment vesting on August 31, [201X], provided that in each case of (i) and (ii) you remain a Director on the applicable vesting day, and subject to Section 4 below. If your Termination Date occurs on or before August 30, [201X], the Restricted Shares that are scheduled to vest on or after the Termination Date shall be forfeited. Notwithstanding anything to the contrary in the Plan or Section 7 below, Section 11.17 of the Plan shall have no application with respect to the Restricted Shares.

4. Taxes. You must make arrangements for the payment of any taxes that are required to be paid in connection with the vesting of the Restricted Shares. If you make an election under Section 83(b) of the Code to be taxed on the Restricted Shares upon receiving them, you must notify the Company within ten days after making such election. You must make arrangements for the payment of any taxes that are required to be paid as a result of your election.

5. Effect of Award Certificate; Severability. The Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company and the person or entity to whom the Restricted Shares may have been transferred by will, the laws of descent and distribution or designation. The invalidity or enforceability of any provision of the Award Certificate shall not affect the validity or enforceability of any other provision of the Award Certificate.

6. Amendment. The terms and conditions of the Award Certificate may not be amended in a manner adverse to you without your consent.

7. Plan Interpretation. The Award Certificate is subject to the provisions of the Plans, and all of the provisions of the Plans are hereby incorporated into the Award Certificate as provisions of the Restricted Shares. If there is a conflict between the provisions of the Award Certificate and the Plan, the provisions of the Plan govern (and, in the case where there is a conflict between the provisions of the Plans, the terms of the Plans regarding the resolution of such conflict shall govern). If there is any ambiguity in the Award Certificate, any term that is not defined in the Award Certificate, or any matters as to which the Award Certificate is silent, the Plans shall govern, including, without limitation, the provisions of the Plans addressing construction, governing law, and the powers of the People and Compensation Committee of the Board of Directors of the Company, among others, to (i) interpret the Plans, (ii) prescribe, amend and rescind rules and regulations relating to the Plans, (iii) make appropriate adjustments to the Restricted Shares to reflect non-United States laws or customs or in the event of a corporate transaction, and (iv) make all other determinations necessary or advisable for the administration of the Plans.